Exhibit 99.2

The Hershey Company Names David J. West
Executive Vice President, Chief Operating Officer

Hershey, Pa., January 24, 2007— Richard H. Lenny, Chairman, President and Chief Executive Officer, The Hershey Company (NYSE:HSY), today announced that David J. West has been named Executive Vice President, Chief Operating Officer, effective immediately. West, age 43, will continue to report to Lenny and will be responsible for the company’s day-to-day operations, including Hershey’s North American Commercial Group, International Commercial Group, and global supply chain activities. A search is underway for a successor to West as the company’s Senior Vice President, Chief Financial Officer. West will continue to hold the position of Chief Financial Officer until his successor is named.

In making the announcement, Lenny said, “Dave’s broad experience throughout the Hershey organization makes him well-suited to be our chief operating officer. Dave has provided exceptional leadership in the areas of finance and sales while at Hershey, earning the respect of the financial community and our customers. He also was instrumental in the development of our value-enhancing strategy, as we delivered strong performance and tapped the vast potential of Hershey’s iconic brands. Dave’s in-depth knowledge and collaborative leadership style will be invaluable as we build Hershey’s momentum and aggressively pursue the company’s growth opportunities.”

With West’s appointment as chief operating officer, Lenny, in his role as chairman, president and chief executive officer, will continue to focus on the strategic direction of the business that will build shareholder value over the long term. This includes global innovation and leadership development.

“The needs of our business have changed as the consumer, customer and competitive landscape continues to evolve,” commented Lenny. “Today’s announcement will ensure that we have the breadth of executive leadership in place both to pursue Hershey’s strategic growth opportunities and to deliver on marketplace and financial expectations.”

West first joined The Hershey Company in May 2001 as Vice President, Business Planning and Development. He was named Senior Vice President, Business Planning and Development, in 2002 and later, promoted to Senior Vice President, Chief Customer Officer. He was named Senior Vice President, Chief Financial Officer, in 2005.

Prior to joining Hershey, West was Senior Vice President, Chief Financial Officer, Nabisco Biscuit and Snacks Group, with responsibility for leading the financial function of Kraft Foods’ biscuits, confections and snacks businesses. He joined Nabisco as Senior Cost Analyst, Planters/Life Savers Company in 1987. During his 14-year career with Nabisco, he served as Vice President, Corporate Strategy and Business Planning, and Director, Investment Analysis, among others. He previously held positions in finance and cost accounting with Wearever Proctor-Silex and Unisys.

A native of the Lehigh Valley, Pa., West received a bachelor’s degree, cum laude, in business administration from Bucknell University, Lewisburg, Pa.

About The Hershey Company

The Hershey Company (NYSE: HSY) is the largest North American manufacturer of quality chocolate and sugar confectionery products. With revenues of nearly $5 billion and more than 13,000 employees worldwide, The Hershey Company markets such iconic brands as Hershey's, Reese's, Hershey's Kisses, and Ice Breakers. Hershey is the leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark, Hershey’s Extra Dark and Cacao Reserve by Hershey’s. Hershey’s Ice Breakers franchise delivers refreshment across a variety of mint and gum flavors and formats. In addition, Hershey leverages its iconic brands, marketplace scale and confectionery and nut expertise to develop and deliver substantial snacks, including Hershey’s and Reese’s single-serve cookies and brownies, and value-added snack nuts, including Hershey’s Milk Chocolate Covered Almonds and Hershey’s Special Dark Chocolate Covered Almonds. Hershey also offers a range of products to address the health and well-being needs of today's consumer. Hershey’s and Reese’s Snacksters offer consumers great-tasting snacks in portion-controlled servings, while Hershey’s dark chocolate offerings provide the benefits of flavanol antioxidants. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts, and Dagoba, known for its high-quality natural and organic chocolate bars. Visit us at www.hersheynewsroom.com.

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Media Contact:	Kirk Saville	717-534-7641